UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 23, 2015, the Compensation Committee (“the Committee”) of the Board of Directors of Richardson Electronics, Ltd. (“the Company”) approved the promotion of Wendy Diddell to Executive Vice President and Chief Operating Officer. The Committee also approved an increase to Ms. Diddell’s annual base salary to $390,942.

Wendy joined RELL in June 2003 as its Vice President and General Manager of the Security Systems Division (“SSD”).  Under Wendy’s management, operating performance of SSD improved dramatically which positioned the division to be sold to Honeywell for $80 million in June 2007.  Wendy was then promoted to Executive Vice President of Corporate Development and General Manager of Canvys.  In her corporate development role, Wendy was instrumental in helping with the sale of RFPD to Arrow Electronics in March 2011 for $238 million.  Since that time she shared responsibility for the administration of EDG, Manufacturing, Supply Chain, Marketing Communications, Healthcare and Product Development. Wendy has also been a key contributor in the acquisitions of IMES, WVS, D&C Electronics and Powerlink.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press release of the Company dated December 23, 2015, announcing the promotion of Wendy Diddell to Executive Vice President and Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

RICHARDSON ELECTRONICS, LTD.

Date: December 29, 2015	By:	/s/ Robert J. Ben
	Name:	Robert J. Ben
	Title:	Executive Vice President, Chief Financial Officer, and Corporate Secretary